UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under §240.14a-12

ALPHATEC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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ALPHATEC HOLDINGS, INC.

5818 El Camino Real

Carlsbad, CA 92008

(760) 431-9286

April 27, 2012

Dear Stockholder,

We cordially invite you to attend our 2012 annual meeting of stockholders to be held at 2:00 p.m., Pacific Time, on June 21, 2012 at our corporate headquarters, which are located at 5818 El Camino Real, Carlsbad, CA 92008. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about us that you should consider when you vote your shares.

When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Sincerely,

Leslie H. Cross
Chairman and Chief Executive Officer

ALPHATEC HOLDINGS, INC.

5818 El Camino Real

Carlsbad, CA 92008

(760) 431-9286

April 27, 2011

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TIME: 2:00 p.m., PT

DATE: Thursday, June 21, 2012

PLACE: Alphatec Holdings, Inc., 5818 El Camino Real, Carlsbad, CA 92008

NOTICE IS HEREBY GIVEN that the annual meeting of Alphatec Holdings, Inc. will be held on June 21, 2012 (the “Annual Meeting”), for the following purposes:

1.	To elect nine directors to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their earlier death or resignation;

2.	To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accountants for the fiscal year ending December 31, 2012;

3.	To approve by an advisory vote, the compensation of our named executive officers, as disclosed in this proxy statement; and

4.	To transact such other business as may be properly presented at the Annual Meeting.

Only those holders of our common stock of record as of the close of business on April 25, 2012 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A total of 89,617,795 shares of our common stock were issued and outstanding as of that date. Each share of common stock entitles its holder to one vote. Cumulative voting of shares of common stock is not permitted.

For the ten-day period immediately prior to the Annual Meeting, the list of stockholders entitled to vote will be available for inspection at our principal executive offices at 5818 El Camino Real, Carlsbad, CA 92008 for such purposes that are set forth in the General Corporation Law of the State of Delaware.

At least a majority of all issued and outstanding shares of common stock entitled to vote at a meeting is required to constitute a quorum. Accordingly, whether you plan to attend the Annual Meeting or not, we ask that you complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

BY ORDER OF THE BOARD OF DIRECTORS

Ebun S. Garner, Esq.
General Counsel, Senior Vice President and Secretary

ALPHATEC HOLDINGS, INC.

5818 El Camino Real

Carlsbad, CA 92008

(760) 431-9286

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement, along with the accompanying notice of 2012 annual meeting of stockholders, contains information about the 2012 annual meeting of stockholders of Alphatec Holdings, Inc. (the “Annual Meeting”), including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting at 2:00 p.m., local time, on Thursday, June 21, 2012, at our corporate headquarters, which are located at 5818 El Camino Real, Carlsbad, CA 92008.

In this proxy statement, we refer to Alphatec Holdings, Inc. as “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the Annual Meeting.

On or about May 21, 2012, we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, we are also sending along with this proxy statement our 2011 annual report on Form 10-K (“Annual Report”), which includes our financial statements for the fiscal year ended December 31, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 21, 2012. This proxy statement and annual report to security holders are available for viewing, printing and downloading at https://materials.proxyvote.com/02081G. To view these materials, please have your 12-digit control number(s) available that appears on your proxy card.

Additionally, you can find a copy of our Annual Report on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Financial Information” section of the “Investor Relations” section of our website at www.alphatecspine.com. You may also obtain a printed copy of our Annual Report, free of charge, from us by sending a written request to: Alphatec Holdings, Inc., 5818 El Camino Real, Carlsbad, CA 92008, Attention: Michael O’Neill, Chief Financial Officer, Vice President and Treasurer. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Why is the Company Soliciting My Proxy?

The Board of Directors of Alphatec Holdings, Inc. is soliciting your proxy to vote at the Annual Meeting to be held at our corporate headquarters, on June 21, 2012, at 2:00 p.m., local time, and any adjournments of the meeting. The proxy statement along with the accompanying Notice of 2012 Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

Who Can Vote?

Only stockholders who owned Alphatec Holdings, Inc. common stock at the close of business on April 25, 2012 are entitled to vote at the Annual Meeting. On this record date, there were 89,617,795 shares of Alphatec Holdings, Inc. common stock outstanding and entitled to vote. Alphatec Holdings, Inc. common stock is our only class of voting stock.

You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. A stockholder may revoke a proxy before the proxy is voted by delivering a signed statement of revocation to us at 5818 El Camino Real, Carlsbad, CA 92008, Attention: Ebun S. Garner, Esq., General Counsel, Senior Vice President and Secretary or Michael O’Neill, Chief Financial Officer and Vice President. The proxy may also be revoked by submitting to us prior to the Annual Meeting a more recently dated proxy or by attending the Annual Meeting and voting in person.

How Many Votes Do I Have?

Each share of Alphatec Holdings, Inc. common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare, Inc. (“Computershare”), 480 Washington Ave., Jersey City, NJ 07310, or you have stock certificates, you may vote:

•

By mail. Complete and mail the enclosed proxy card, a copy of which is attached hereto as Appendix A, in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the recommendation of our Board of Directors.

•	In person at the meeting. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By mail. You will receive instructions from your broker, bank, or other nominee explaining how to vote your shares.

•

In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a legal proxy or broker’s proxy card and bring it with you to the Annual Meeting. You will not be able to vote at the Annual Meeting unless you have a proxy card from your broker.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director;

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012; and

•	“FOR” the compensation of our named executive officers set forth in this proxy statement.

If any other matter is presented at the Annual Meeting, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the Annual Meeting. You may revoke your proxy in any one of the following ways:

•	signing a new proxy card and submitting it as instructed above;

•

notifying us at 5818 El Camino Real, Carlsbad, CA 92008, Attention: Ebun S. Garner, Esq., General Counsel, Senior Vice President and Secretary, in writing before the Annual Meeting that you have revoked your proxy; or

•	attending the Annual Meeting in person and voting in person. Attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Your most-current proxy card is the one that will be counted.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?”

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee only has the authority to vote your unvoted shares on Proposal 2, even if it does not receive instructions from you. Therefore, we encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting.

Your bank, broker or other nominee no longer has the ability to vote your uninstructed shares in the election of directors. Therefore, if you hold your shares in street name it is critical that you cast your vote if you want your vote to be counted for the election of directors (Proposal 1 of this proxy statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank, broker or other nominee was allowed to vote your shares on your behalf in the election of directors as it felt appropriate. In addition, your bank, broker or other nominee is prohibited from voting your uninstructed shares on any matters related to executive compensation. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors or on matters related to executive compensation, no votes will be cast on these proposals on your behalf.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote for the election of directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Auditors	The affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal is required to ratify the selection of independent auditors. Abstentions have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent accountants. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent accountants for 2012, our Audit Committee of our Board of Directors will reconsider its selection.

Proposal 3: Approve an Advisory Vote on the Compensation of our Named Executive Officers	The affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement. Abstentions have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election, Computershare, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the Annual Meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The Annual Meeting will be held at 2:00 p.m. Pacific Time, on Thursday, June 21, 2012 at our corporate headquarters, which are located at 5818 El Camino Real, Carlsbad, CA 92008. When you arrive at our headquarters signs will direct you to the appropriate meeting room. You need not attend the Annual Meeting in order to vote.

Householding of Annual Disclosure Documents

SEC Rules concerning the delivery of annual disclosure documents allow us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare, by calling their toll free number, 1-866-265-1875.

If you do not wish to participate in “householding” and would like to receive your own set of the annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another Alphatec Holdings, Inc. shareholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•

If your shares are registered in your own name, please contact our transfer agent, Computershare and inform them of your request by calling them at 1-866-265-1875 or writing them at 480 Washington Ave., Jersey City, NJ 07310.

•

If a broker or other nominee holds your Alphatec Holdings, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 15, 2012 for (a) each of our named executive officers listed in the Summary Compensation Table, (b) each of our directors, all of which are director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 89,617,795 shares of common stock outstanding on April 15, 2012. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Alphatec Holdings, Inc., 5818 El Camino Real, Carlsbad, California 92008.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Common Stock
Directors and Executive Officers
Leslie H. Cross	324,146	*
Mortimer Berkowitz III(2)	32,011,438	35.7%
John H. Foster(3)	32,169,038	35.9%
R. Ian Molson(4)	356,997	*
Stephen E. O’Neil(5)	81,637	*
Stephen H. Hochschuler, M.D.(6)	432,183	*
James R. Glynn(7)	45,000	*
Rohit M. Desai(8)	30,000	*
Siri S. Marshall(9)	22,500	*
Dirk Kuyper(10)	943,125	1.0%
Michael O’Neill(11)	181,499	*
Stephen Lubischer(12)	160,250	*
William Patrick Ryan(13)	222,500	*
Mitsuo Asai(14)	95,312	*
All current executive officers and directors as a group (17 persons)(15)	35,961,877	39.7%

Five Percent Stockholders
HealthpointCapital Partners, LP(16) 505 Park Avenue, 12th Floor New York, NY 10022	10,877,173	12.1%

HealthpointCapital Partners, II LP(16) 505 Park Avenue, 12th Floor New York, NY 10022	21,110,565	23.6%

Paradigm Capital Management, Inc.(17) 9 Elk Street Albany, NY12207	5,345,214	6.0%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with the rules promulgated by the Securities and Exchange Commission and includes sole or shared voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of April 15, 2012, pursuant to the exercise of stock options or any other right are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2)	Includes 10,877,173 shares owned by HealthpointCapital Partners, L.P. and 21,110,565 shares owned by HealthpointCapital Partners II, L.P. Mr. Berkowitz is a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, L.P. Mr. Berkowitz is a managing member of HGP II, LLC, which is the general partner of HealthpointCapital Partners II, L.P. Mr. Berkowitz disclaims beneficial ownership of such shares except as to the extent of his pecuniary interest in such shares. Also includes 11,200 shares owned by Mr. Berkowitz’s spouse.

(3)	Includes 10,877,173 shares owned by HealthpointCapital Partners, L.P., and 21,110,565 shares owned by HealthpointCapital Partners II, L.P. Mr. Foster is a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, L.P. Mr. Foster is a managing member of HGP II, LLC, which is the general partner of HealthpointCapital Partners II, L.P. Mr. Foster disclaims beneficial ownership of such shares except as to the extent of his pecuniary interest in such shares. Also includes 30,400 shares owned by Mr. John H. Foster, trustee u/w of Virginia C. Foster.

(4)	Includes 199,988 shares owned by the Swiftsure Trust. Mr. Molson controls Nantel Investment, Ltd., which is the beneficiary of the Swiftsure Trust. Mr. Molson disclaims beneficial ownership of the shares owned by the Swiftsure Trust except as to his proportionate pecuniary interest in such shares. Also, includes 31,072 shares of common stock issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2012.

(5)	Includes shares beneficially owned by Mr. O’Neil’s spouse. Includes 22,500 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2012.

(6)	Includes 200,000 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2012.

(7)	Includes 30,000 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2012.

(8)	Includes 30,000 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2012.

(9)	Includes 22,500 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2012.

(10)	Includes 253,125 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2012.

(11)	Includes 74,999 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2012.

(12)	Includes 75,910 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2012.

(13)	Includes 62,500 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2012.

(14)	Includes 95,312 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2012.

(15)	Includes an aggregate of 1,005,905 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of April 15, 2012. Includes 10,877,173 shares owned by HealthpointCapital Partners, L.P., and 21,110,565 shares owned by HealthpointCapital Partners II, L.P. See also footnotes (2) and (3) above.

(16)	The amount of beneficial ownership of shares is based on filings made with the Securities and Exchange Commission, including Schedule 13D/A filed by HealthpointCapital Partners, L.P. with the SEC on March 19, 2012. See also footnotes (2) and (3) above.

(17)	This information is based solely on a Schedule 13G filed by Paradigm Capital Management, Inc. with the SEC on February 13, 2012, which reported ownership as of December 31, 2011.

MANAGEMENT

Board of Directors

As of April 15, 2012, our Board of Directors, or the Board, consisted of ten directors: Leslie H. Cross, Mortimer Berkowitz III, John H. Foster, R. Ian Molson, Stephen E. O’Neil, Stephen H. Hochschuler, M.D., James R. Glynn, Rohit M. Desai, Dirk Kuyper, and Siri S. Marshall.

Set forth below are the names of our directors, their ages, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Each director is elected to serve until our next annual meeting of stockholders or the sooner of his resignation or the date when his successor is duly appointed and qualified. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below.

Name	Age
Leslie H. Cross, Chairman of the Board of Directors and CEO (4)	61
Mortimer Berkowitz III (4)	58
John H. Foster (4)	69
R. Ian Molson(1)(2)(3)(4)	56
Stephen E. O’Neil(2)(3)	79
Stephen H. Hochschuler, M.D.	69
James R. Glynn(1)	65
Rohit M. Desai(2)	73
Dirk Kuyper	55
Siri S. Marshall	63

(1)	Member of our Audit Committee of the Board

(2)	Member of our Compensation Committee of the Board

(3)	Member of our Nominating and Governance Committee of the Board

(4)	Member of our Executive Committee of the Board

Leslie H. Cross has served as the Chairman and CEO of us and Alphatec Spine since February 2012. He has served as the Chairman of the Board of Directors since July 2011, and has served as a director since March 2011. Mr. Cross is the former President and Chief Executive Officer of DJO Global, Inc. Mr. Cross continues to serve as a Director of DJO Global. DJO Global is a manufacturer and worldwide leading distributor of electrotherapy products for pain therapy and rehabilitation, clinical devices for the treatment of patients in physical therapy clinics, knee, hip and shoulder implant products, and orthopedic rehabilitation products, including rigid knee bracing, orthopedic soft goods, cold therapy systems, vascular systems and bone growth stimulation devices. Mr. Cross has held principal executive roles at DJO Global and its predecessors since 1995. From 1990 to 1994, Mr. Cross held the position of Senior Vice President of Marketing and Business Development of the Bracing & Support Systems division of Smith & Nephew. He was a Managing Director of two different divisions of Smith & Nephew from 1982 to 1990. Mr. Cross earned a diploma in medical technology from Sydney Technical College in Sydney, Australia and studied business at the University of Cape Town in Cape Town, South Africa.

The Board selected Mr. Cross to serve as a director and our Chairman because it believes that his knowledge and experience in the medical device industry industry contribute to the breadth of knowledge of the Board.

Mortimer Berkowitz III has served as a member of the Board of Directors since March 2005. From April 2007 through July 2011 he served as the Chairman of the Board of Directors of us and Alphatec Spine. Since August 2011 Mr. Berkowitz has served as the Chairman of the Executive Committee of the Board of

Directors. He is currently a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, LP, and President, a member of the Board of Managers and a managing director of HealthpointCapital, LLC. He has held the position with HGP, LLC since its formation in August 2002, the positions of managing director and member of the Board of Managers of HealthpointCapital, LLC since its formation in July 2002 and the position of President of HealthpointCapital, LLC since February 2005. Prior to joining HealthpointCapital, LLC, Mr. Berkowitz was managing director and co-founder of BPI Capital Partners, LLC, a private equity firm founded in 1990. Prior to 1990, Mr. Berkowitz spent 11 years in the investment banking industry with Goldman, Sachs & Co., Lehman Brothers Incorporated and Merrill Lynch & Co. He is Chairman of the Board of Directors of Blue Belt Holdings, Inc., a surgical robotics company, a director of BioHorizons, Inc., a privately-held dental implant company, and DTI Technologies, Inc., a leading dental laboratory company, all of which are HealthpointCapital portfolio companies. He is also on the Leadership Council of the Harvard School of Public Health.

The Board selected Mr. Berkowitz to serve on the Board and be the Chairman of the Board of Directors because his investment and financial expertise and experience in the orthopedics and spine industries contribute to the breadth of knowledge of the Board.

John H. Foster has served as a Director of us and Alphatec Spine since March 2005. From March 2005 until April 2007 Mr. Foster served as the Chairman of our Board of Directors. From December 2006 until June 2007 he served as the President and CEO of us and our subsidiary, Alphatec Spine. From October 2006 until December 2006 he served as the Executive Chairman of us and our subsidiary, Alphatec Spine. Mr. Foster also served as our and Alphatec Spine’s CEO from March 2005 to October 2005. He is currently a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, LP, and Chairman, CEO, a member of the Board of Managers and a managing director of HealthpointCapital, LLC. He has held the position with HGP, LLC since its formation in August 2002 and the positions with HealthpointCapital, LLC since its formation in July 2002.

The Board selected Mr. Foster to serve on the Board because his investment and financial expertise and experience in the orthopedics and spine industries contribute to the breadth of knowledge of the Board.

R. Ian Molson has served as a Director of us and Alphatec Spine since July 2005. Mr. Molson has served as a Director of Cayzer Continuation PCC, an investment company, since September 2004. Mr. Molson has served as a Director of HealthpointCapital, LLC since 2004. Mr. Molson has served as a Director since December 2009 and Deputy Chairman since December 2010 of Central European Petroleum Ltd. Since December 2010 Mr. Molson has also served as Chairman of the Royal Marsden NHS Foundation Trust and the Royal Marsden Hospital Charity. From June 1996 until May 2004 Mr. Molson served on the board of directors of Molson, Inc., a leader in the brewing industry. From June 1999 until May 2004 he also served as Deputy Chairman and Chairman of the Executive Committee at Molson Inc. Between 1977 and 1997, he was employed by Credit Suisse First Boston in various capacities, including Managing Director. From 1993 to 1997, Mr. Molson served as Co-Head of the Investment Banking Department in Europe, a position which encompassed corporate finance, corporate advisory, mergers and acquisitions businesses in Europe, Russia, Africa and the Middle East. In the past five years, Mr. Molson has served as a director of Sapphire Industrial Corp., a special purpose acquisition company, which was publicly traded when Mr. Molson served on its board of directors. Mr. Molson is no longer a director of Sapphire Industrials Corp.

The Board selected Mr. Molson to serve on the Board because his experiences in the investing banking field, his investment and financial expertise and experience as a director of another company in the spine industry and his experience as a director of another public company contribute to the breadth of knowledge of the Board.

Stephen E. O’Neil has served as a Director of us and Alphatec Spine since July 2005. In May 1991, he founded The O’Neil Group, which provided legal and financial advice to clients primarily in the areas of mergers and acquisitions, financings and corporate strategy. Prior to that, Mr. O’Neil formed a law partnership with Paul

Mishkin under the name Mishkin, O’Neil for the purpose of engaging in general corporate and business law. Prior to that, he co-founded two corporations, Syntro Corporation and NovaCare, Inc., which have became public companies. Mr. O’Neil commenced his legal career at Cravath Swaine & Moore. Mr. O’Neil has also held a series of executive positions at City Investing Company, including President and Vice Chairman.

The Board selected Mr. O’Neil to serve on the Board because his experiences as an attorney, his investment and financial expertise and experience as a director of another company in the spine industry contribute to the breadth of knowledge of the Board.

Stephen H. Hochschuler, M.D. has served as a Director of us and Alphatec Spine since October 2006. Dr. Hochschuler has been the Chairman of our Scientific Advisory Board since October 2005. Dr. Hochschuler is the Chairman and a Co-Founder of the Texas Back Institute and began serving as Chairman in 1980. Dr. Hochschuler has been an orthopedic surgeon specializing in spinal disorders since 1977 and his surgical practice is conducted in Plano, Texas. Dr. Hochschuler is a founding member and past President of the Spine Arthroplasty Society (currently named the International Society for the Advancement of Spine Surgery). He is also an active member of the North American Spine Society, the Texas Medical Association and the American Academy of Orthopedic Surgeons.

The Board selected Dr. Hochschuler to serve on the Board because his experience as a spine surgeon and his experience as a director of other companies in the spine industry contribute to the breadth of knowledge of the Board.

On April 30, 2012 both we and Dr. Hochschuler agreed that it was in our best interest that Dr. Hochschuler resign from the Board so that the Board could regain its compliance with the Nasdaq rules of board independence.

James R. Glynn has served as a Director of us and Alphatec Spine since April 2007. From January 2003 to July 2003, Mr. Glynn served as the President and interim Chief Executive Officer of Invitrogen Corp., now Life Technologies Corporation, a publicly held biotechnology company (NASDAQ: LIFE). Mr. Glynn retired from such positions in July 2003. From July 2002 to December 2002, Mr. Glynn was an Executive Vice President at Invitrogen Corp., and from July 1998 to May 2002, he served as Invitrogen Corp.’s Executive Vice President and Chief Financial Officer. From June 1998 to April 2006 Mr. Glynn served as a member of the board of directors of Invitrogen Corp. From July 1995 to May 1997, he served as Senior Vice President and Chief Financial Officer of Invitrogen Corp. In the past five years, Mr. Glynn has served as a director of the following companies, each of which was publicly traded when Mr. Glynn served on its board of directors: Life Technologies Corporation, a biotechnology company; and Visual Sciences, Inc., which was acquired and is no longer publicly traded, a provider of real-time analytics applications. Mr. Glynn is no longer a director of Life Technologies Corporation or Visual Sciences, Inc.

The Board selected Mr. Glynn to serve on the Board because his experiences as a President and Chief Executive Officer and Chief Financial Officer of a publicly traded company, his financial expertise and experience as a director of publicly traded companies contribute to the breadth of knowledge of the Board.

Rohit M. Desai has served as a Director of us and Alphatec Spine, since January 2008. Mr. Desai is the founder of and, since its formation in 1984, has been Chairman and President of Desai Capital Management Incorporated, a specialized equity investment management firm that managed the assets of various institutional clients. Prior to forming Desai Capital Management in 1984, Mr. Desai spent 20 years with Morgan Guaranty Trust, an affiliate of J.P. Morgan, where he was the head of the Special Investments Group and a member of the Trust and Investment Committees. In the past five years, Mr. Desai has served as a director of Atlas Acquisition Holding Corp, a special purpose acquisition company. Mr. Desai is no longer a director of Atlas Acquisition Holding Corp.

The Board selected Mr. Desai to serve on the Board because his investment and financial expertise and experience as a director of other publicly traded companies contribute to the breadth of knowledge of the Board.

Dirk Kuyper has served as a Director of us and Alphatec Spine since January 2008. Mr. Kuyper has served as the President, Global Commercial Operations since February 2012. From June 2007 to February 2012 Mr. Kuyper served as the President and Chief Executive Officer of us and Alphatec Spine. From 2004 to 2007,

Mr. Kuyper served as the President of Aesculap, Inc., a company that manufactured and sold surgical implants and instruments, including implants and instruments used in spinal surgery. From 2001 to 2004, Mr. Kuyper served as the Executive Vice President and Chief Operating Officer at Aesculap Inc. From 1998 to 2001, Mr. Kuyper served as the Executive Vice President of Sales and Marketing at Aesculap Inc. From 1990 to 1998 Mr. Kuyper held various sales positions of increasing responsibility at Aesculap Inc. Mr. Kuyper served on active duty for four years in the U.S. Army where he achieved the rank of Captain.

The Board selected Mr. Kuyper to serve as a director because his knowledge of our operations as our President, Global Commercial Operations, and experience in the spine industry contribute to the breadth of knowledge of the Board.

Siri S. Marshall has served as a Director of us and Alphatec Spine since October 2008. Ms. Marshall is the former Senior Vice President, General Counsel and Secretary and Chief Governance and Compliance Officer at General Mills, Inc., having retired from those positions in January 2008. Prior to joining General Mills in 1994, Ms. Marshall was Senior Vice President, General Counsel and Secretary of Avon Products, Inc. In the past five years, Ms. Marshall has served as a director of the following companies, each of which is publicly traded: Ameriprise Financial, Inc., a diversified financial services company, and Equifax, Inc., a global provider of information solutions for businesses and consumers. Ms. Marshall is also a director of the Yale Center for the Study of Corporate Law, a Distinguished Advisor to the Strauss Institute for Dispute Resolution, and a Trustee of the Minneapolis Institute of Arts. In the past she has served as a director of the American Arbitration Association and the Yale Law School Fund. She has also served as a member of The New York Stock Exchange Legal Advisory Committee.

The Board selected Ms. Marshall to serve on the Board because her experiences as a General Counsel of a publicly traded company, her financial expertise and experience as a director of publicly traded companies contribute to the breadth of knowledge of the Board.

Executive Officers

Set forth below is certain information regarding the named executive officers currently employed by us who are not also directors. We have employment agreements with all of our executive officers. Other than with respect to Mitsuo Asai, the President of our subsidiary, Alphatec Pacific, all other executive officers are at-will employees.

Name	Age	Position
Michael O’Neill	51	Chief Financial Officer, Vice President and Treasurer
Stephen Lubischer	49	Vice President, Sales
Mitsuo Asai	54	President, Alphatec Pacific
William Patrick Ryan	51	Chief Operating Officer
Heather Rider	52	Senior Vice President, Global Human Resources
Curt Jennewine	44	Senior Vice President, Global Marketing and Asia Pacific
Ebun Garner, Esq.	40	General Counsel, Senior Vice President and Secretary

Michael O’Neill has served as the Chief Financial Officer, Vice President and Treasurer of us and Alphatec Spine since October 2010. From November 2007 to March 2009 he was Vice President and Chief Financial Officer of Mentor Corporation, a surgical aesthetics manufacturer. Mentor Corporation was acquired by Johnson & Johnson in January 2009. Prior to joining Mentor Corporation, Mr. O’Neill had spent the previous twenty years with Johnson & Johnson, with his most recent position being Vice President and Chief Financial Officer, Johnson & Johnson Worldwide Information Technology. From 2001 through 2007 Mr. O’Neill served as the Vice President, Finance and Chief Financial Officer for LifeScan, a division of Johnson & Johnson, a leading supplier of blood glucose monitoring systems. Mr. O’Neill began working for Johnson & Johnson in 1987 and moved through a series of progressively more responsible positions including International Controller,

Operations Controller, Finance Director, and Group Finance Director. Mr. O’Neill received a B.A. in Economics and Statistics from the University of Exeter, Devon, United Kingdom and is a Fellow of the Chartered Institute of Management Accountants of Great Britain.

Stephen Lubischer has served as the Vice President, Sales of us and Alphatec Spine since December 2006. From May 2005 to December 2006, Mr. Lubischer, was one of our and Alphatec Spine’s Regional Vice Presidents, Sales. From 1995 to May 2005, Mr. Lubischer held senior level sales positions at Interpore Cross International, a company that designs, manufactures and markets synthetic bone and tissue products and spinal implant devices. In his most recent position at Interpore Cross International, Mr. Lubischer served as the Eastern Vice President of Sales. Prior to joining Interpore Cross International, Mr. Lubischer also served as the Vice President, Sales for each of BIONX Implants and Immedica, Inc., both medical device companies.

Mitsuo Asai has served as President of Alphatec Pacific, Inc., or Alphatec Pacific, a wholly owned subsidiary of Alphatec Spine, since April 2008. From 2006 until he joined Alphatec Pacific in 2008, Mr. Asai was the President of Tokai Co., Ltd., a manufacturer of consumer goods. From 2002 to 2004, Mr. Asai served as General Manager and President of Virbac Japan Co., Ltd., a company that focused on veterinary pharmaceuticals and healthcare products. From 1998 to 2002, Mr. Asai served as President and CEO of Vital Link Corporation, a distributor of cardiovascular medical devices. From 1985 to 1996, Mr. Asai held various positions of increasing responsibility with Beckman Coulter, K.K., a manufacturer of biomedical testing instrument systems.

William Patrick Ryan has served as the Chief Operating Officer of us and Alphatec Spine since April 2011. From August 2010 until February 2011 Mr. Ryan served as Divisional Vice President, North Asia for Abbott Vascular. From August 2008 to August 2010 Mr. Ryan served as Divisional Vice President, Canada and Latin America for Abbott Vascular. Prior to that, Mr. Ryan held senior roles in Operations at Abbot, including Divisional Vice President, Worldwide Operations, Abbott Vascular and Divisional Vice President, Operations, Cardiac Therapies. Before joining Abbott, Mr. Ryan held positions of increasing responsibility with Guidant Corporation, including Vice President, Manufacturing, Vascular Intervention, and Vice President and Managing Director, Guidant Ireland. Prior to joining Guidant, Mr. Ryan served 14 years on active duty in the United States Navy. He received a MS, Petroleum Management, from the University of Kansas and a BS, Economics, from the United States Naval Academy.

Heather Rider has served as Senior Vice President, Global Human Resources of us and Alphatec Spine since November 2010. From 2005 until she joined us, Ms. Rider served as Vice President of Human Resources for Intuitive Surgical, Inc., a company in the surgical robotics industry. Prior to joining Intuitive Surgical, Ms. Rider was the Senior Vice President, Global Human Resources for Sunrise Medical Inc., a medical equipment manufacturer. Prior to Sunrise Medical, Mrs. Rider served in vice president-level positions at several other medical device and healthcare companies, including Biosense Webster, a division of Johnson and Johnson, and City of Hope, a cancer treatment and research center. Mrs. Rider received her MBA from Pepperdine University and her BA from Claremont McKenna College.

Curt Jennewine has served as Senior Vice President, Global Marketing and Asia Pacific of us and Alphatec Spine since December 2011. From December 2008 until he joined us, Mr. Jennewine was Vice President, Marketing for the Trauma Division of Zimmer Holdings. From 2005 to 2008 Mr. Jennewine was Senior Director of Marketing for the Diabetes Division of Abbott Laboratories. Prior to 2005 Mr. Jennewine held a number of Sales and Marketing roles of increasing responsibility at both Abbott Laboratories and Guidant Corporation. Mr. Jennewine has an MBA from the Kellogg School of Management at Northwestern University and a BA from Duke University.

Ebun Garner, Esq. has served as General Counsel, Senior Vice President and Secretary of us and Alphatec Spine since April 2010. Mr. Garner originally joined us in 2005 as Vice President of Legal Affairs and Secretary. In 2006 he became General Counsel and Secretary. Prior to joining us, Mr. Garner was a corporate associate in the New York office of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., and prior to Mintz Levin, he was a corporate associate in the New York office of the law firm of Squadron, Ellenoff, Plesent and Sheinfeld, LLP. Mr. Garner is admitted to practice law in the State of New York. He received a B.A. from University of Pennsylvania and a J.D. from New York University School of Law.

CORPORATE GOVERNANCE MATTERS

Board of Directors Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having an employee director serve as Chairman is in the best interest of the Company’s stockholders at this time because of the efficiencies achieved in having the role of Chief Executive Officer and Chairman combined, and because the detailed knowledge of our day-to-day operations and business that the Chief Executive Officer possesses greatly enhances the decision-making processes of the Board as a whole. We have a strong governance structure in place, including independent directors, to ensure the powers and duties of the dual role are handled responsibly. Furthermore, consistent with NASDAQ listing requirements, the independent directors regularly have the opportunity to meet without Mr. Cross in attendance. We do not have a lead independent director. When Les Cross was appointed to the position of Chairman and Chief Executive Officer in February 2012, our board no longer met the Nasdaq rules for director independence, which require that a majority of the members of the Board be independent (as such term is defined in the Nasdaq rules). On April 30, 2012 both we and Dr. Hochschuler agreed that it was in our mutual best interests to have Dr. Hochschuler resign from the Board so that we could meet the Nasdaq independence requirements. Dr. Hochschuler will remain the Chairman of our Scientific Advisory Board.

Mr. Cross has served as Chairman of the Board of Directors since July 2011. The Chairman of the Board of Directors provides leadership to the Board and works with the Board to define its activities and the calendar for fulfillment of its responsibilities. The Chairman of the Board of Directors approves the meeting agendas after input from management, facilitates communication among members of the Board and presides at meetings of our Board and stockholders.

The Chairman of the Board of Directors, the Chairman and the Executive Committee of the Board of Directors, the Chairman of the Audit Committee, of the Board of Directors and the other members of the Board work in concert to provide oversight of our management and affairs. The leadership of Mr. Cross fosters a culture of open discussion and deliberation, with a thoughtful evaluation of risk, to support our decision-making. Our Board encourages communication among its members and between management and the Board to facilitate productive working relationships. Working with the other members of the Board, Mr. Cross also works to ensure that there is an appropriate balance and focus among key Board responsibilities such as strategic development, review of operations and risk oversight.

The Board of Directors’ Role in Risk Oversight

The Board plays an important role in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees. In particular, the Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that we face, (2) the required approval by the Board (or a committee of the Board) of significant transactions and other decisions, (3) the direct oversight of specific areas of our business by the Audit and Compensation committees, and (4) regular periodic reports from our auditors and outside advisors regarding various areas of potential risk, including, among others, those relating to our internal control over financial reporting. The Board also relies on management to bring significant matters impacting us to the Board’s attention.

Pursuant to the Audit Committee’s charter, the Audit Committee is responsible for discussing the guidelines and policies that govern the process by which our exposure to risk is assessed and managed by management. As part of this process, the Audit Committee discusses our major financial risk exposures and steps that management has taken to monitor and control such exposure. In addition, we, under the supervision of the Audit Committee, have established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to our senior management and the Audit Committee.

Because of the role of the Board in risk oversight, the Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. The Board recognizes that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to our operations. The Board believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

Committees of the Board and Meetings

Meeting Attendance. During the 2011 fiscal year, there were seven meetings of our Board, and the various committees of the Board met a total of 10 times. No director attended fewer than 75% of the total number of meetings of the Board or committees of the Board on which he or she served during the 2011 fiscal year. The Board has adopted a policy under which each member of the Board is strongly encouraged, but not required, to attend each annual meeting of our stockholders. Four directors attended our annual meeting of stockholders held in 2011.

Audit Committee. Our Audit Committee met four times during the 2011 fiscal year. This committee currently has two members, James R. Glynn (Chairman) and R. Ian Molson. Our Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include the authority to retain and terminate the services of our independent accountants, reviews annual and quarterly financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and The NASDAQ Stock Market, as such standards apply specifically to members of audit committees. The Board has determined that Messrs. Molson and Glynn are each an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. A copy of the Audit Committee’s written charter is publicly available on our website at www.alphatecspine.com under “Investor Relations—Corporate Governance.” Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

Compensation Committee. Our Compensation Committee met six times during the 2011 fiscal year. In 2011 this Committee had two members, R. Ian Molson (Chairman) and Stephen E. O’Neil. In April 2012, Mr. Desai was appointed to this committee by the Board, thereby increasing the membership to three members. Our Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and includes reviewing, approving, and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board are carried out and that such policies, practices and procedures contribute to our success. Our Compensation Committee also administers our Amended and Restated 2005 Employee, Director and Consultant Stock Plan and our 2007 Employee Stock Purchase Plan. The Compensation Committee is responsible for the determination of the compensation of our CEO, and shall conduct its decision-making process with respect to that issue without the presence of the CEO. All members of the Compensation Committee qualify as independent directors under the standards promulgated by The NASDAQ Stock Market. A copy of the Compensation Committee’s written charter is publicly available on our website at www.alphatecspine.com under “Investor Relations—Corporate Governance.” Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.

Further discussion of the process and procedures for considering and determining executive compensation, including the role that our executive officers play in determining compensation for other senior management, is included below in the section entitled “Compensation Discussion and Analysis.”

Nominating and Governance Committee. Our Nominating and Governance Committee did not meet during the 2011 fiscal year. This committee currently has two members, Stephen E. O’Neil (Chairman) and R. Ian Molson. The Nominating and Governance Committee’s role and responsibilities are set forth in the Nominating

Committee’s written charter and include evaluating and making recommendations to the full Board as to the size and composition of the Board and its committees, and evaluating and making recommendations as to potential candidates. All members of the Nominating and Governance Committee qualify as independent directors under the definition promulgated by The Nasdaq Stock Market. The Nominating and Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. Although the Company has no policy regarding diversity, the Nominating Committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of Directors and prospective nominees to the Board. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2013 Annual Meeting of Stockholders, it must comply with the procedures set forth in our By-laws and give timely notice of the nomination in writing to our Secretary not less than 45 or more than 75 days prior to the date on which we first mail our proxy statement relating to our Annual Meeting of Stockholders to be held in 2011. See “Stockholder Proposals and Nominations for Directors.” If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Nominating and Governance Committee, it must make such proposal for such candidate in writing, addressed to the Nominating and Governance Committee care of our Secretary at our principal offices. Submissions must be made by mail, courier or personal delivery and must contain the information set forth in our Nominating and Governance Committee Charter, which is available on our website at www.alphatecspine.com under “Investor Relations—Corporate Governance.”

Shareholder Communications to the Board

Stockholders may communicate with the Board of Directors by sending a letter to the following address: Attn: Security Holder Communication, Corporate Secretary, Alphatec Holdings, Inc., 5818 El Camino Real, Carlsbad, CA 92008. The Corporate Secretary will receive the correspondence and forward it to the Chairman of the Board, or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Communications should not exceed 500 words in length and must be accompanied by the following information:

•	A statement of the type and amount of the securities of the Company that the person holds;

•	Any special interest, meaning an interest not in the capacity as a security holder of the Company, that the person has in the subject matter of the communication; and

•	The address, telephone number and e-mail address, if any, of the person submitting the communication.

A copy of the Policy and Procedures on Security Holder Communication with Directors is publicly available on our website at www.alphatecspine.com under “Investor Relations—Corporate Governance.”

Compensation Practices and Policies Relating to Risk Management

We do not utilize compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on us. This “Compensation Discussion and Analysis” section describes generally our compensation policies and practices that are applicable for executive and management employees. We use common variable compensation designs across all of our business units and divisions, with a significant focus on corporate and business financial performance.

COMPENSATION DISCUSSION AND ANALYSIS

We have prepared this Compensation Discussion and Analysis, or CD&A, to provide you with information that we believe is necessary to understand our executive compensation policies and decisions as they relate to the compensation of the individuals identified below, who are our “Named Executive Officers,” as such term is defined in Item 402 of Regulation S-K:

•	Dirk Kuyper, President, Global Commercial Operations (former President and Chief Executive Officer)

•	William Patrick Ryan, Chief Operating Officer

•	Michael O’Neill, Chief Financial Officer, Vice President and Treasurer

•	Stephen Lubischer, Vice President, Sales

•	Mitsuo Asai, President, Alphatec Pacific, Inc.

We held our first advisory shareholder vote on the compensation of our named executive officers (a “say-on-pay” vote) as required under the Dodd-Frank legislation in 2011. The Compensation Committee has reviewed the investor feedback received in connection with the last annual meeting and has deliberated over the results of the vote on fiscal 2010 executive compensation. The Compensation Committee believes that our fiscal 2011 executive compensation program has been tailored to our business strategies and aligns pay with our successful performance. We will continue to consider shareholder sentiments about our core principles and objectives when determining executive compensation.

Compensation Philosophy and Objectives

We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives. Accordingly, our compensation arrangements must be competitive. The Compensation Committee’s intent is generally to target salaries, annual incentives and long-term incentive grant values at a range that is competitive with programs offered by other companies against whom we compete for personnel. The Compensation Committee’s decisions are based upon a philosophy of pay for performance, with an individual’s experience, potential and contribution to our business determining his or her actual compensation. The Compensation Committee administers the compensation programs for our executive officers, considering this competitive environment, but also believes that the compensation paid to our executive officers should be dependent upon our financial performance and the value that we create for our stockholders. For this reason, the Compensation Committee’s philosophy is to structure our compensation programs to provide meaningful incentives for the attainment of specific financial objectives and to reward those executive officers who make substantial contributions to the attainment of those objectives, and to link executive officer compensation with performance.

The Compensation Committee’s objectives are to:

•	attract, retain, and motivate talented executives responsible for the success of the organization;

•	provide compensation to executives that is externally competitive, internally equitable and performance-based; and

•

ensure that total compensation levels are reflective of company and individual performance and provide executives with the opportunity to receive above market total compensation for exceptional business performance.

Compensation Process and Benchmarking

Compensation Process

Pursuant to its charter, the Compensation Committee has responsibility for, among other things, discharging the Board’s responsibilities relating to compensation and benefits of our executive officers, including responsibility for evaluating management performance, officer compensation and benefits plans and programs. In carrying out these responsibilities, the Compensation Committee is required to review all components of executive officer compensation for consistency with our compensation philosophy.

In 2011, we hired several new executive officers, including Mr. Ryan, our COO. With respect to each of such individuals, their compensation for 2011 was determined during arms-length negotiations with our President and CEO. With respect to all of such hires, the Compensation Committee approved the compensation terms set forth in such individual’s employment agreement prior to their hire. As requested by the Compensation Committee, our President and CEO presents individual performance feedback, proposed annual salary increases and long-term incentive grant recommendations for the other executive officers to the members of the Compensation Committee. The Compensation Committee reviews the information and either approves the recommendation or makes changes at its discretion. The Compensation Committee, in consultation with the Chairman of the Board of Directors, makes its own assessment of our President and CEO based on our financial performance, his compensation compared to CEOs in our peer group, the components of his compensation and his total compensation level. The Compensation Committee then approves the compensation of our President and CEO.

In 2011, in lieu of using a compensation consultant, our President and CEO, working with our Senior Vice President, Human Resources, reviewed published compensation survey data in the Radford Compensation Survey for companies in our industry or similar industries with annual revenues similar to ours. Except to the extent described under “2011 Benchmarking,” the Compensation Committee did not rely on formulas or specific analysis in determining levels and mixes of compensation but rather relied on its members’ subjective but reasonable, good faith judgment based on their years of experience both with us and with other companies they have been involved with in their professional careers.

In 2011, our President and CEO provided recommendations to the Compensation Committee regarding financial goals and criteria for the establishment of an annual bonus plan for our executive officers. These criteria and targets were based upon our operating plan for the 2011 fiscal year, as approved by the Board. The corporate performance metrics under the bonus plan as approved by the Compensation Committee included attainment of certain financial targets. The bonus plan for fiscal year 2011 is further described below under the heading “2011 Bonus Plan.”

2011 Benchmarking

In benchmarking compensation for the executive officers (other than the President and CEO) for 2011, the President and CEO made recommendations to the Compensation Committee based on total cash compensation (base salary plus annual cash incentives) and long-term equity incentives. Under this system, the President and CEO assigned a total target compensation range to a particular executive officer after considering various factors under the major categories of job demands, knowledge, level of responsibility and the total target compensation paid by comparable companies as set forth in the Radford Compensation Survey. With respect to our executive officers, all of Mr. Kuyper’s total target compensation recommendations were reviewed and approved by the Compensation Committee.

Our President and CEO evaluated the total targeted compensation of our executive officers by comparing our information to published compensation survey data from companies in our industry or similar industries with annual revenues similar to those of ours. The survey data included information on job duties, and target and actual total compensation. The President and CEO and the Compensation Committee generally considered total targeted compensation for key employees to be within the market competitive range if total targeted compensation was comparable.

Elements of Compensation and How Each Element is Chosen

As indicated above, compensation elements for our executive officers are designed to attract and retain individuals with exceptional ability for these key roles in a very competitive market for such talent. Certain elements of compensation serve other important interests. For example, annual incentive pay is designed to motivate the executive officers to attain our vital short-term goals. Long-term incentive pay in the form of equity awards vesting over a number of years aligns the executive officer’s interest with that of our stockholders in seeing long-term increases in the value of our shares. The main compensation elements for our executive officers (salary, annual incentive, long-term incentive, and other benefits and perquisites) are described in more detail below.

For fiscal year 2011, each executive officer’s compensation generally consisted of three elements: (i) base salary, (ii) cash bonus based upon our attainment of pre-established objectives; and (iii) long-term stock-based incentive awards designed to align the interests between our executive officers and our stockholders.

2011 Base Salaries and Target Bonus Percentages

For 2011, the President and CEO reviewed the base salaries of the executive officers in the first half of the calendar year and determined whether any changes were appropriate. During such review, the President and CEO took multiple factors into consideration. Base salaries of the executive officers were targeted at a competitive market median based on each respective position with individual variations explained by differences in experience, skills and sustained performance. All changes were implemented in the first half of 2011.

Name	2011 Base Salary		2011 Target Bonus Percentage
Dirk Kuyper	$500,000		75%
William Patrick Ryan	$350,000		50%
Michael O’Neill	$325,000		50%
Stephen Lubischer	$249,900		85%
Mitsuo Asai	$355,732	(1)	35%

(1)	For the purposes of this table, Mr. Asai’s 2011 base salary was converted from Japanese Yen to U.S. Dollars using the exchange rate as of December 31, 2011.

Annual Incentive Compensation

Executive officers are eligible for incentive compensation annually under our non-shareholder-approved bonus plan. Within this plan, the Compensation Committee establishes annual incentive compensation that is based upon target awards expressed as a percentage of each executive’s base salary. Payments under the bonus plan are determined based upon our performance against pre-established financial targets.

2011 Bonus Plan

In February 2011, the Compensation Committee approved the bonus plans for each of our executive officers, which we refer to collectively herein as the 2011 Bonus Plan. Under the 2011 Bonus Plan, our Named Executive Officers were eligible for cash bonuses for the 2011 fiscal year as further described below.

2011 Bonus Plan for Messrs. Kuyper, Ryan, and O’Neill

With respect to each of Messrs. Kuyper, Ryan and O’Neill, the target cash bonuses for fiscal year 2011 were determined according to a formula expressed as percentages of the respective executive’s base salary actually paid to the executive in 2011, subject to the achievement of corporate and individual performance criteria being achieved. The corporate performance criteria was predicated on the achievement of certain operating profit and end-of-year cash balance metrics to be generated in accordance with our 2011 operating plan that was approved by our Board of Directors (80% of the total amount of the target bonus). The remainder of the bonus was predicated on the achievement of individual goals (20% of the total amount of the target bonus). The amount actually paid can be above or below the target amount but the maximum that may be earned is equal to 125% of the target amount. The Compensation Committee approved all financial criteria for the awarding of such cash bonuses and the President and CEO presented the financial criteria to Mr. O’Neill for his confirmation of the achievability of such criteria. In the event the executives exceeded such target levels, they were entitled to receive cash bonuses based on higher percentages of their respective base salaries. The table below sets forth for each of these executive officers the percentage of the 2011 base salary earnings that such executive officer was eligible to receive as a cash bonus under the 2011 Bonus Plan based upon the achievement of the applicable performance criteria.

Name	2011 Base Salary Actually Earned	Bonus Percentage Upon 100% Achievement of All Bonus Performance Criteria
Dirk Kuyper	$482,212	75%
William Patrick Ryan	$235,577	50%
Michael O’Neill	$325,000	50%

In 2011, we failed to achieve the minimum levels of performance that would have entitled each of Messrs. Kuyper, Ryan, and O’Neill to receive any bonus based on corporate results. The following bonuses were approved based on achievement of individual goals that were part of each individual’s MBO’s for 2011: Mr. Ryan received $18,000 and Mr. O’Neill received $6,000. This bonus was paid in the second quarter of 2012.

2011 Plan for Mr. Lubischer

With respect to Mr. Lubischer, the target cash bonus for fiscal year 2011 was determined based upon our achievement of certain sales goals in the U.S. Upon 100% achievement of all of such sales targets, Mr. Lubischer’s bonus would have equaled 85% of his base salary of $249,900. The Compensation Committee approved all financial criteria for the awarding of this cash bonus and the President and CEO presented the financial criteria to Mr. Lubischer for his confirmation of the achievability of such criteria. In the event that U.S. sales exceeded certain target levels, Mr. Lubischer would have been entitled to receive a cash bonus that was higher than the percentage of his base salary set forth above. 70% of Mr. Lubischer’s bonus was payable quarterly, based on the achievement of quarterly sales targets and 30% of Mr. Lubischer’s bonus was payable following the end of the 2011 fiscal year, based on the achievement of an annual sales target.

In 2011, due to our revenue performance, Mr. Lubischer was entitled to 39% of his target bonus. His year-end bonus (which is equal to 6 % of the total bonus amount paid to Mr. Lubischer) was paid in the second quarter of 2012.

2011 Bonus Plan for Mr. Asai

With respect to Mr. Asai, the target cash bonus for fiscal year 2011 was determined according to a formula expressed as up to 35% of his base salary of 28.05 million Japanese yen, and was subject to adjustments based on the percentage to which the targeted applicable performance criteria was achieved. Mr. Asai was eligible to receive a cash bonus for 2011 based on the achievement of the following goals (i) achievement of certain receivable days outstanding goals for Alphatec Pacific; (ii) operating income for Alphatec Pacific; and (iii) our operating profit and end-of-year cash balance using the same criteria as set forth in the 2011 Bonus Plan for our other named executive officers discussed above. The Compensation Committee approved all financial criteria for the awarding of this cash bonus and the President and CEO presented the financial criteria to Mr. Asai for his confirmation of the achievability of such criteria. In the event that 2011 results exceeded certain target levels, Mr. Asai was entitled to receive a cash bonus based on higher percentages of his base salary.

In 2011, Alphatec Pacific achieved a percentage of the financial targets that entitled Mr. Asai to 83% of his target bonus. This bonus was paid in the second quarter of 2012.

With respect to all of the bonuses described above, we (or Alphatec Pacific with respect to Mr. Asai) had to have achieved a threshold of financial performance that was established by the Compensation Committee before any of the bonuses based on the financial criteria set forth above would become payable.

Equity Compensation Awards

Equity compensation has traditionally been an important element of our executive compensation program in order to align the interests of our executives with those of our stockholders. Because the value of the equity awards will increase only when we perform and increase stockholder value, the grant of such equity awards provides long-term incentives to the recipients thereof, including our executive officers. These awards not only serve to align the executives’ interests with those of the stockholders over an extended period of time, but because they also generally are subject to vesting in connection with continued service to us over a specified period of time, these awards serve as an additional retention mechanism. The Compensation Committee believes that both of these elements are important factors in executive compensation.

New Hire Grants

Generally, we grant equity awards to our new employees, including our executive officers, in connection with the start of their employment. At the time of the hiring of any executive officer, equity compensation generally is negotiated between such officer and us. Generally, such negotiations are conducted by our President and CEO on our behalf. The Compensation Committee approves such negotiated equity compensation for newly hired executive officers. The size of such awards is determined based upon available information concerning the competitive packages offered to executives in similar jobs at companies with which we are competitive for personnel, but are not established based upon any formal survey or other comparative data. In addition, the President and CEO often adjusts such initial equity compensation grants as deemed appropriate to attract or retain specific candidates based on their experience, knowledge, skills and education and our needs. In November 2009, the Compensation Committee determined that all options issued after such date will vest over four years, with 25% of such option vesting on the anniversary of the grant date, and the remaining 75% vesting in 12 tranches each three months thereafter. In general, all grants of restricted stock have annual vesting. In connection with the commencement of Mr. Ryan’s employment we granted him options to purchase up to 250,000 shares of our common stock. The options vest over four years, with 25% of such option vesting on the anniversary of the grant date, and the remaining 75% vesting in 12 tranches every three months thereafter. In addition, we also granted Mr. Ryan 100,000 shares of restricted common stock. The restricted common stock vests annually in four equal tranches over four years.

Annual Equity Grants

We generally award our key employees, including our executive officers an annual stock option grant with the goal of providing continued incentives to retain strong executives and improve corporate performance. Each year, including fiscal year 2011, the President and CEO makes a recommendation to our Compensation Committee regarding whether any equity incentive grant is appropriate for an executive officer and the amount of such grant. The Compensation Committee approves such annual equity grant for executive officers. In reaching their decision, the President and CEO and the Compensation Committee considers each individual’s experience, the scope of such individual’s responsibilities, his or her performance in the applicable role, and his or her expected future contribution to our goals and stockholder value. On August 1, 2011, following Compensation Committee approval, each of Messrs. O’Neill, Lubischer and Asai received stock options to purchase 25,000, 35,000 and 25,000 shares, respectively, of our common stock as part of our annual option grant program. The amount of the annual equity grant is evaluated so as to ensure that the grants are comparable to similarly situated executives in comparable companies in our industry with whom we directly compete in our hiring and retention of executives.

Employee Stock Purchase Plan

Our 2007 Employee Stock Purchase Plan (the “2007 ESPP”) is tax-qualified and is generally available to all U.S.-based employees including executive officers. The 2007 ESPP is intended to qualify under Section 423 of the Internal Revenue Code and provides for two six-month offering periods per calendar year. Each offering period allows participants to purchase our stock through payroll deductions at a discount from the fair market value. Prior to the offering period that began on November 16, 2011, the discount was 85% of the closing price of our common stock on the final day of an offering period. Beginning with the offering period that began on November 16, 2011, the discount was changed to the lower of (i) 85% of the closing price of our common stock on the first date of an offering period, and (ii) 85% of the closing price of our common stock on the final day of an offering period. Prior to the offering period that will begin on May 16, 2012, participants in the 2007 ESPP were not able to sell or transfer purchased shares for a prescribed time period after the date of purchase. This restriction will end beginning with the offering period that begins on May 16, 2012.

Termination and Change in Control Based Compensation

Our Compensation Committee agreed to severance packages for our Named Executive Officers as part of the negotiations with each of these executive officers to secure his or her services. Our Compensation Committee approved the severance packages based on their experience serving on boards of directors and compensation committees of companies of a similar size and stage of development to us and their familiarity with severance packages offered to executive officers of such companies. Based on this knowledge, experience and information, we believe that the respective severance periods and provision of medical and similar benefit programs during such severance periods are both reasonable and generally in line with severance packages negotiated with executive officers of similarly situated companies.

In addition, pursuant to our restricted stock agreements and stock option agreements with our executive officers, including our Named Executive Officers, in the event of a change in control, as defined in our Amended and Restated 2005 Employee, Director and Consultant Stock Plan, as amended, the vesting of outstanding restricted stock grants and stock option awards held by our executive officers will accelerate in connection with a change in control, without regard to whether the executive officer terminates employment in connection with or following the change in control.

Other Compensation

We maintain broad-based benefits and perquisites that are provided to all employees, including health insurance, life and disability insurance, dental insurance, an employee stock purchase plan, and a 401(k) plan. We match employee contributions to our 401(k) plan, including those of our executive officers. In 2011 we provided our President and CEO and all sales employees, including Mr. Lubischer, with a monthly automobile allowance. In particular circumstances, we also utilize cash signing bonuses when certain executives and senior level non-executives join us. Such cash signing bonuses are typically repayable in full to us if the recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we have paid and will consider paying cash bonuses to compensate for amounts forfeited by an executive upon terminating prior employment. In addition, we may assist with certain expenses associated with an executive joining and maintaining their employment with us. For example, in 2011, we reimbursed our Chief Operating Officer and Chief Financial Officer for certain costs and/or expenses related to his and his family’s relocation to the Carlsbad, CA area. In addition, in 2011 we reimbursed our President of Alphatec Pacific for rental expenses related to an apartment close in proximity to our corporate office in Japan and expenses related to the purchase of workman’s accident compensation insurance. We believe these forms of compensation create additional incentives for an executive to join us in a position where there is high market demand. These forms of compensation are typically structured to not exceed certain monetary amounts and/or time periods.

2012 Base Salary for Named Executive Officers and Employment Agreements for Leslie Cross and Dirk Kuyper

In April 2012, the Compensation Committee determined that none of our Named Executive Officers were eligible to receive a salary increase in 2012.

In February 2012 we and Alphatec Spine entered into an Employment Agreement with Leslie Cross, pursuant to which Mr. Cross agreed to serve as our Chairman and CEO. Pursuant to the agreement, Mr. Cross received an initial annual base salary of $500,000, and he is eligible to receive incentive bonuses based on our achievement of annual performance objectives established by our Compensation Committee at the beginning of each fiscal year. For fiscal year 2012, Mr. Cross’ target bonus percentage is 75% of his base salary. In connection with the commencement of his employment, we granted Mr. Cross 200,000 shares of restricted common stock. All such shares will vest on the anniversary of the date of issuance if certain stock performance measures are achieved, as determined by the Compensation Committee of the Board of Directors. In addition, upon a change of control of the Company that occurs during his employment, any unvested shares of restricted common stock shall become fully vested.

In February 2012, we and Alphatec Spine entered into an employment agreement with Dirk Kuyper, pursuant to which Mr. Kuyper agreed to serve as our President, Global Commercial Operations. This Agreement amended and restated all prior employment agreements that Mr. Kuyper had previously entered into. Pursuant to the agreement, Mr. Kuyper receives an annual base salary of $375,000, and Mr. Kuyper is eligible to receive an incentive bonus based on our achievement of performance objectives established by the Compensation Committee of the Company’s Board of Directors each fiscal year. In addition, Mr. Kuyper’s employment agreement provides that (i) he receives reimbursement of up to $3,000 per calendar year in connection the purchase of a supplemental long term disability insurance policy; he receives reimbursement of up to $2,500 in the 2012 calendar year in connection with costs and expenses related to physical examinations conducted in accordance with an executive health program; and (iii) he shall be entitled to use an automobile that has been leased by the Company for the remainder of the lease period, provided that he shall be responsible for any expenses related to such automobile that are in excess of $1,000 per month.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation paid or accrued during the fiscal years ended December 31, 2011, 2010, and 2009, for services rendered to us by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers in 2011, each of whose total compensation exceeded $100,000 and were serving as executive officers as of such date. We refer to these executive officers as our “Named Executive Officers” elsewhere in this report.

Name and Principal Position	Year	Salary ($)		Non-Plan Bonus Compensation ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)
Dirk Kuyper	2011	482,212		—	—	—	—	19,030	(7)	501,242
President, Global Commercial Operations, Former President and Chief Executive Officer	2010	417,308		—	—	250,120	—	26,601		694,029
	2009	389,423	(6)	—	—	161,060	300,000	20,961		871,444

Michael O’Neill(1)	2011	325,000		—	—	38,123	6,000	6,500	(8)	375,623
Chief Financial Officer, Vice President and Treasurer	2010	68,750		25,000	222,900	241,460	—	9,763		567,873

Stephen Lubischer	2011	254,705		—	—	53,372	82,298	15,052	(9)	405,427
Vice President, Sales	2010	249,146		—	—	50,024	74,400	14,867		388,437
	2009	254,423	(6)	—	—	95,496	139,707	15,301		504,927

Mitsuo Asai	2011	347,392		—	—	38,123	102,840	39,440	(10)	527,795
President, Alphatec Pacific, Inc.	2010	304,632		—	—	31,265	96,320	35,838		468,056
	2009	264,181		—	—	50,220	65,000	33,429		412,830

William Patrick Ryan(2)	2011	235,577		—	305,900	408,525	18,000	17,356	(11)	985,358
Chief Operating Officer

(1)	Mr. O’Neill joined us as our Chief Financial Officer, Vice President and Treasurer in October 2010.

(2)	Mr. Ryan joined us as our Chief Operating Officer in April 2011.

(3)	The amounts shown represent with respect to Mr. O’Neill represents a one-time signing bonus upon execution of his employment agreement in October 2010.

(4)	The amounts shown are the aggregate grant date fair values of these awards computed in accordance with FASB ASC Topic 718, “Stock Compensation.” The assumptions and methodologies used to calculate these amounts are discussed in Notes 2 and 9 in the Notes to Financial Statements contained in the original filing of this Annual Report on Form 10-K with the SEC on March 5, 2012 (the “Form 10-K”). See also our discussion under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Use of Estimates—Stock-Based Compensation” in the Form 10-K.

(5)	The amounts shown represent the aggregate dollar amounts earned under the Company’s annual bonus plan.

(6)	There was one additional bi-weekly pay cycle in 2009 as compared to 2010 and 2011.

(7)	All other 2011 compensation for Mr. Kuyper consists of an automobile allowance or lease payments made for Mr. Kuyper’s auto of $9,549 and matching contributions under our 401(K) plan of $9,481.

(8)	All other 2011 compensation for Mr. O’Neill consists of matching contributions under our 401(K) plan of $6,500.

(9)	All other 2011 compensation for Mr. Lubischer consists of an automobile allowance of $9,000 and matching contributions under our 401(K) plan of $6,052.

(10)	All other 2011 compensation for Mr. Asai consists of rental expenses for an apartment in close proximity to our corporate office in Japan of $39,440.

(11)	All other 2011 compensation for Mr. Ryan consists of relocation expenses of $7,876 and matching contributions under our 401(K) plan of $9,480.

2011 Grants of Plan-Based Awards

The following table sets forth information regarding grants of stock and option awards made to our Named Executive Officers during the fiscal year ended December 31, 2011.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards Number of Shares of Stock (#)	All Other Option Awards Number of Securities Underlying Option (#)	Exercise Or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair value of Stock and Option Awards(3)
			Threshold ($)	Target ($)	Maximum ($)
Dirk Kuyper		4/20/11	0	375,000	468,750	—	—	—	—

Michael O’Neill		4/20/11	0	162,500	203,125	—	—	—	—
	8/01/11	8/01/11	—	—	—	—	25,000	2.90	38,123

Stephen Lubischer		4/20/11	0	212,415	265,519	—	—	—	—
	8/01/11	8/01/11	—	—	—	—	35,000	2.90	53,372

Mitsuo Asai		4/20/11	0	124,506	155,633	—	—	—	—
	8/01/11	8/01/11	—	—	—	—	25,000	2.90	38,123

William Patrick Ryan		4/25/11	0	175,000	218,750	—	—	—	—
	4/25/11	4/25/11	—	—	—	100,000	—	—	305,900
	4/25/11	4/25/11	—	—	—	—	250,000	3.06	408,525

(1)	The amounts shown reflect the potential payouts under the 2011 Bonus Plan. The amount shown in the “Threshold” column reflects the minimum payout level under the 2011 Bonus Plan, which is zero if the targets set forth in the 2011 Bonus Plan were not met. The amount shown in the “Maximum” column is 125% of the target bonus amount. The actual amounts earned under the 2011 Bonus Plan are set forth in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(2)	All stock options were granted under our Amended and Restated 2005 Employee, Director and Consultant Stock Plan, as amended (the “2005 Stock Plan”) with an exercise price equal to the fair market value of our common stock on the date of the grant, which, in accordance with the 2005 Stock Plan is the closing price of our common stock on the date of the grant as reported on the NASDAQ Global Select Market.

(3)	The grant date fair value of each award has been computed in accordance with FASB ASC Topic 718. For more information about the assumptions used to determine the fair value of the option awards during the year, see Notes 2 and 9 in the Notes to Financial Statements contained in the Form 10-K. See also our discussion under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Use of Estimates—Stock-Based Compensation” in the Form 10-K.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

In June 2007, we and Alphatec Spine entered into an employment agreement with Dirk Kuyper, pursuant to which Mr. Kuyper agreed to serve as our President and CEO. This Agreement was amended and restated in

January 2011. Pursuant to the amended and restated agreement, the term of Mr. Kuyper’s employment expires on July 1, 2013. Pursuant to the agreement, Mr. Kuyper receives an annual base salary of $425,000, and he is eligible to receive an incentive bonus each fiscal year in an amount equal to a percentage of his annual base salary for such year established by the Compensation Committee, with the payment of such bonus based on Mr. Kuyper’s achievement of performance objectives established by our Compensation Committee each fiscal year. For fiscal year 2010, Mr. Kuyper’s target bonus percentage was 88.2% of his base salary. In addition, Mr. Kuyper’s employment agreement provides that (i) he receives reimbursement of up to $10,000 per calendar year in connection the purchase of a supplemental long term disability insurance policy; he receives reimbursement of up to $5,000 over two calendar years (with the first such year starting February 9, 2010) in connection with costs and expenses related to physical examinations conducted in accordance with an executive health program; and (iii) he shall be entitled to use an automobile leased or owned and maintained by the Company, provided that he shall be responsible for any expenses related to such automobile that are in excess of $1,000 per month. In April 2011 Mr. Kuyper’s base salary was increased to $500,000 and his target bonus percentage was established at 75% of his base salary.

In October 2010, we and Alphatec Spine entered into an employment agreement with Michael O’Neill, pursuant to which Mr. O’Neill agreed to serve as our Chief Financial Officer, Vice President and Treasurer. Pursuant to the agreement, Mr. O’Neill received an initial annual base salary of $325,000, and he is eligible to receive incentive bonuses based on our and Mr. O’Neill’s achievement of annual performance objectives established by our Compensation Committee at the beginning of each fiscal year. For fiscal year 2011, Mr. O’Neill’s target bonus percentage was 50% of his base salary. In connection with the commencement of his employment, we granted Mr. O’Neill options to purchase up to 200,000 shares of our common stock, and paid him a $25,000 signing bonus. The options vest over four years, with 25% of such option vesting on the anniversary of the grant date, and the remaining 75% vesting in 12 tranches every three months thereafter. In connection with the commencement of his employment we also granted Mr. O’Neill 100,000 shares of restricted common stock. The restricted common stock vests annually in four equal tranches over four years.

In November 2006, we and Alphatec Spine entered into an employment agreement with Stephen Lubischer, pursuant to which Mr. Lubischer agreed to serve as our Vice President, Sales. Pursuant to the agreement, Mr. Lubischer’s current base salary under the agreement is $249,900, and he is eligible to receive incentive bonuses based on our achievement of quarterly and annual performance objectives established by our Compensation Committee at the beginning of each fiscal year. For fiscal year 2011, Mr. Lubischer’s target bonus percentage was 85% of his base salary.

In January 2008, we and Alphatec Spine entered into an employment agreement with Mitsuo Asai, pursuant to which Mr. Asai agreed to serve as the President of Alphatec Spine’s subsidiary, Alphatec Pacific. This Agreement was amended and restated in January 2011. The agreement has a term of three years. Pursuant to the agreement, Mr. Asai receives an annual base salary of 26,780,000 Japanese Yen, and he is eligible to receive an incentive bonus each fiscal year in an amount equal to a percentage of his annual base salary for such year established by the Compensation Committee, with the payment of such bonus based on Mr. Asai’s achievement of annual performance objectives established by our Compensation Committee at the beginning of each fiscal year. For fiscal year 2011, Mr. Asai’s target bonus percentage was 35% of his base salary. Pursuant to the agreement we pay up to 4,000,000 Japanese Yen per year to provide Mr. Asai with a furnished corporate apartment in Tokyo, Japan. Mr. Asai also has a monthly travel allowance of 70,000 Japanese Yen, provided that such amounts are used for travel between Tokyo, Japan and Mr. Asai’s home in Osaka, Japan. We also reimburse Mr. Asai for an annual premium associated with Mr. Asai’s purchase of a workmen’s accident compensation insurance policy. For purposes of the Summary Compensation Table, the average monthly exchange rate for conversion from Japanese Yen to U.S. Dollars was used to calculate the salary and all other compensation. The bonus amount was calculated in U.S. Dollars. In April 2011 Mr. Asai’s base salary was increased to 28,050,000 Japanese Yen.

In April 2011, we and Alphatec Spine entered into an employment agreement with William Patrick Ryan pursuant to which Mr. Ryan agreed to serve as our Chief Operating Officer. Pursuant to the agreement, Mr. Ryan received an initial annual base salary of $350,000 and he is eligible to receive an incentive bonus each fiscal year in an amount equal to a percentage of his annual base salary for such year, with the payment of such bonus based on our and Mr. Ryan’s achievement of annual performance objectives established by our Compensation Committee at the beginning of each fiscal year. For fiscal year 2011, Mr. Ryan’s target bonus percentage was 50% of his base salary. In connection with the commencement of his employment, we granted Mr. Ryan options to purchase up to 250,000 shares of our common stock, and agreed to reimburse him for up to $40,000 in expenses associated with Mr. Ryan’s repatriation to the United States from China. The options vest over four years, with 25% of such option vesting on the anniversary of the grant date, and the remaining 75% vesting in 12 tranches every three months thereafter. In connection with the commencement of his employment we also granted Mr. Ryan 100,000 shares of restricted common stock. The restricted common stock vests annually in four equal tranches over four years.

Equity Awards

All option awards granted to our Named Executive Officers in 2011 were granted pursuant to our 2005 Stock Plan with an exercise price equal to the closing price of our common stock on the date of grant.

Pursuant to our restricted stock agreements and stock option agreements with our executive officers, including our Named Executive Officers, in the event of a change in control, as defined in the 2005 Stock Plan and described below, the vesting of outstanding restricted stock grants and stock option awards held by our executive officers will accelerate in connection with a change in control, without regard to whether the executive officer terminates employment in connection with or following the change in control.

Generally, a “change in control” shall occur on the date that: (i) any one person, entity or group acquires ownership of capital stock of us, together with our capital stock already held by such person, entity or group, constitutes more than 50% of the total fair market value or total voting power of our capital stock; provided, however, if any one person, entity or group is considered to own more than 50% of the total fair market value or total voting power of our capital stock, the acquisition of additional capital stock by the same person, entity or group shall not be deemed to be a change of control; (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) any one person, entity or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person, entity or group) assets from us that have a total gross fair market value at least equal to 80% of the total gross fair market value of all of the assets of us immediately prior to such acquisition or acquisitions.

2011 Bonus Plan

See the description of the 2011 Bonus Plan in the Compensation Discussion and Analysis set forth in this proxy statement.

In 2011, base salary and bonus payments for each of Messrs. Kuyper, O’Neill, Lubischer, Asai and Ryan represented 96.2%, 88.1%, 83.1%, 85.3% and 26.2% of their total compensation, respectively.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth information regarding grants of stock options and unvested stock awards that were outstanding and held by our Named Executive Officers as of December 31, 2011.

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Dirk Kuyper	06/19/08	131,250	18,750	4.37	06/19/18	—	—
	03/06/09	25,000	25,000	1.28	03/06/19	—	—
	08/04/09	25,000	25,000	4.45	08/04/19	—	—
	11/04/10	50,000	150,000	2.31	11/04/20	—	—

Michael O’Neill	10/11/10	—	—	—	—	75,000	129,000
	10/11/10	50,000	150,000	2.23	10/11/20	—	—
	08/01/11	—	25,000	2.90	8/01/21	—	—

Stephen Lubischer	01/10/07	—	—	—	—	2,500	4,300
	01/10/07	5,728	1,432	3.53	01/10/17	—	—
	08/22/07	20,000	—	3.93	08/22/17	—	—
	07/30/08	15,000	5,000	4.79	07/30/18	—	—
	08/04/09	10,000	10,000	4.45	08/04/19	—	—
	11/05/09	10,000	10,000	4.93	11/05/19	—	—
	11/04/10	10,000	30,000	2.31	11/04/20	—	—
	08/01/11	—	35,000	2.90	8/01/21	—	—

Mitsuo Asai	04/01/08	52,500	17,500	5.20	04/01/18	—	—
	07/30/08	7,500	2,500	4.79	07/30/18	—	—
	08/04/09	10,000	10,000	4.45	08/04/19	—	—
	11/04/10	6,250	18,750	2.31	11/04/20	—	—
	08/01/11	—	25,000	2.90	8/01/21	—	—

William Patrick Ryan	04/25/11	—	—	—	—	100,000	172,000
	04/25/11	—	250,000	3.06	4/25/21	—	—

(1)	All option awards granted prior to July 2007 vest annually from the grant date in five equal installments of 20%. All option awards granted from July 2007 to November 2009, vest annually from the grant date in four equal installments of 25%. All option awards granted from November 2009 forward vest over four years, with 25% of such option vesting on the anniversary of the grant date, and the remaining 75% vesting in 12 tranches each three months thereafter. All option grants have a term of ten years. Option grants that are not exercised 90 days after the end of employment are forfeited.

(2)	All restricted share awards granted from July 2007 forward vest annually from the grant date in four equal installments of 25%. All unvested restricted share awards are subject to repurchase rights within 12 months of termination, and in certain instances vested restricted share awards are subject to repurchase within 12 months of termination.

(3)	Amount based on December 31, 2011 closing price of $1.72 per share of our common stock on the NASDAQ Global Select Market.

2011 Option Exercises and Stock Vested

The following table sets forth information regarding shares of common stock acquired upon vesting by our Named Executive Officers during the fiscal year ended December 31, 2011. There were no exercises of options to purchase our common stock by our Named Executive Officers during the fiscal year ended December 31, 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Dirk Kuyper	129,375	397,181
Michael O’Neill	25,000	56,500
Stephen Lubischer	2,500	8,650
Mitsuo Asai	—	—
William Patrick Ryan	—	—

(1)	The value realized on vesting is calculated by multiplying the number of shares that vested on the applicable vesting date by the closing price of our common stock on the NASDAQ Global Select Market on the applicable vesting date.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change-in-Control

Termination of Employment and Change in Control Arrangements

The employment agreements with our Named Executive Officers provide certain benefits upon the termination of employment without cause. Such benefits are described in detail below.

Pursuant to the employment agreement in place as of December 31, 2011, in the event that Mr. Kuyper is terminated without cause, he is entitled to receive as severance compensation his base salary for a period of 12 months, a payment for any accrued but unused vacation days, and payment of, or reimbursement for, the continuation of his health and dental insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for a 12-month period following such termination date, and a “gross up” related to any taxes incurred in connection with such COBRA payments. In the event that Mr. Kuyper’s employment is terminated due to either his death or disability, we are required to pay Mr. Kuyper (or his estate, as the case may be) an amount equal to Mr. Kuyper’s target bonus for the fiscal year in which such termination occurred (with such amount pro-rated based on the date of termination). In addition, in the event of termination due to death or disability, any unvested stock options and restricted stock awards held by Mr. Kuyper shall become fully vested and not subject to forfeiture or repurchase.

With respect to the employment agreement entered into in 2012, in the event that Mr. Kuyper’s employment is terminated (i) by the Company without cause (excluding any termination due to Mr. Kuyper’s death or disability), (ii) by Mr. Kuyper or the Company within the first 90 days after February 26, 2012 (other than by the Company for cause), or (iii) by Mr. Kuyper for good reason, the Company is required to pay Mr. Kuyper (1) a severance payment of $500,000; and (2) payment of, or reimbursement for, the continuation of his health and dental insurance coverage pursuant to COBRA for a 12-month period following such termination date, provided that Mr. Kuyper is not otherwise eligible for health and dental insurance coverage. In the event that Mr. Kuyper’s employment is terminated due to either his death or disability, the Company is required to pay Mr. Kuyper (or his estate, as the case may be) (1) all accrued but unpaid compensation; (2) a pro-rated amount of $365,000 based on his date of termination. In addition, in the event of termination due to death or disability, any unvested stock options and restricted stock awards held by Mr. Kuyper shall become fully vested and not subject to forfeiture or repurchase.

In the event that Mr. O’Neill is terminated (i) without cause or (ii) by Mr. O’Neill following certain events, he is entitled to receive as severance compensation his base salary for a period of 12 months, a payment for any accrued but unused vacation days, and payment of, or reimbursement the continuation of his health and dental insurance coverage pursuant to COBRA for the period in which he is receiving severance, and a “gross up” related to any taxes incurred in connection with such COBRA payments. In the event that Mr. O’Neill’s employment is terminated due to either his death or disability, we are required to pay Mr. O’Neill (or his estate, as the case may be) an amount equal to Mr. O’Neill’s target bonus for the fiscal year in which such termination occurred (with such amount pro-rated based on the date of termination). In addition, in the event of termination due to death or disability, any unvested stock options and restricted stock awards held by Mr. O’Neill shall become fully vested and not subject to forfeiture or repurchase.

In the event that Mr. Lubischer is terminated without cause, he is entitled to receive as severance compensation his base salary for a period of at least three, but not more than 12 months, with such period being determined by us based on our desired length of the period of noncompetition, a payment for any accrued but unused vacation days, and payment of, or reimbursement for, the continuation of his health and dental insurance coverage pursuant to COBRA for the period in which he is receiving severance, and a “gross up” related to any taxes incurred in connection with such COBRA payments. During this time period, Mr. Lubischer shall be bound by certain obligations to not compete with us.

In the event that Mr. Asai is terminated without cause, he is entitled to receive as severance compensation his base salary for a period of 12 months and a payment for any accrued but unused vacation days. In the event of Mr. Asai’s death, 50% of his then current base salary would be payable to his estate.

In the event that Mr. Ryan is terminated without cause, he is entitled to receive as severance compensation his base salary for a period of nine months and a payment for any accrued but unused vacation days, and payment of, or reimbursement for, the continuation of his health and dental insurance coverage pursuant to COBRA for the period in which he is receiving severance, and a “gross up” related to any taxes incurred in connection with such COBRA payments. The amount of the severance period is increased to 12 months in the event that Mr. Ryan is terminated within six months of a change of control, as such term is defined in his employment agreement.

Pursuant to our restricted stock agreements and stock option agreements with our executive officers, including our Named Executive Officers, in the event of a change in control, as defined in the 2005 Stock Plan and described below, the vesting of outstanding restricted stock grants and stock option awards held by our executive officers will accelerate in connection with a change in control, without regard to whether the executive officer terminates employment in connection with or following the change in control.

Potential Post-Employment Payments Table

The table below reflects amounts payable by us to the Named Executive Officers (i) assuming their employment was terminated on December 31, 2011, and (ii) assuming a change in control occurred on December 31, 2011.

Name	Voluntary Termination by Executive(1) ($)	For Cause Termination(1) ($)	Involuntary Disability or Death(2) ($)	Termination by the Company Without Cause Prior to a Change in Control ($)		Change in Control(3) ($)
Dirk Kuyper	42,783	42,783	386,000	532,807	(4)	11,000
Michael O’Neill	28,275	28,275	291,425	371,473	(5)	128,925
Stephen Lubischer	30,690	30,690	—	298,789	(6)	4,301
Mitsuo Asai	15,854	15,854	180,291	360,582	(7)	—
William Patrick Ryan	525	525	—	299,167	(8)	265,220

(1)	The only post-employment payments due to Named Executive Officers who voluntarily terminate their employment or are terminated for cause would be accrued earnings and accrued but unused vacation through the termination date. Accrued vacation through termination, whether in connection with a voluntary termination or termination for cause, must be paid in accordance with California law.

(2)	If Mr. Kuyper had been terminated due to death or disability, his annual pro-rated target bonus of $375,000 would have been payable to his estate, all unvested stock options and restricted stock awards would have immediately fully vested and we would have waived our rights to repurchase any unvested stock awards, which totaled $0 as of December 31, 2011. If Mr. O’Neill had been terminated due to death or disability his annual pro-rated target bonus of $162,500 would have been payable to his estate, all unvested stock options and restricted stock awards would have immediately fully vested and we would have waived our rights to repurchase any unvested stock awards, which totaled $128,925 based on the closing stock price of $1.72 as of December 31, 2011. If Mr. Asai had been terminated due to death, 50% of his then current salary would be payable to his estate.

(3)	Represents the intrinsic value of the unvested stock option and restricted stock awards as of December 31, 2011 that would have been accelerated had a change in control occurred on that date, calculated by multiplying the number of underlying unvested shares by the closing price of our stock on December 31, 2011 ($1.72 per share) and, in the case of stock options, then subtracting the applicable option exercise price. As of December 31, 2011, Mr. Kuyper had no unvested restricted stock awards, Mr. O’Neill had 75,000 unvested restricted stock awards, Mr. Lubischer had 2,500 unvested restricted stock awards and Mr. Ryan had 100,000 unvested restricted stock awards. As of December 31, 2011, Mr. Kuyper had 218,750 unvested stock options, Mr. O’Neill had 175,000 unvested stock options, Mr. Lubischer had 91,432 unvested stock options, Mr. Asai had 73,750 unvested stock options, and Mr. Ryan had 250,000 unvested stock options. Mr. Ryan’s change in control also includes an additional three months of severance of $87,500 and healthcare related benefits of $5,820 payable in the event Mr. Ryan is terminated within six months of a change in control.

(4)	Mr. Kuyper’s post-employment compensation would consist of (a) a maximum of 12 months salary totaling $500,000 payable monthly, (b) healthcare related benefits of $15,622 and (c) tax gross ups on healthcare related benefits of $17,185.

(5)	Mr. O’Neill’s post-employment compensation would consist of (a) 12 months salary totaling $325,000, (b) healthcare related benefits of $22,130 and (c) tax gross ups on healthcare related benefits of $24,343.

(6)	Mr. Lubischer’s post-employment compensation would consist of (a) 12 months salary totaling $249,900, (b) healthcare related benefits of $23,280 and (c) tax gross ups on healthcare related benefits of $25,609.

(7)	Mr. Asai’s post-employment compensation would consist of 12 months salary totaling 28,050,000 Japanese Yen, or $360,582. For the purposes of this table, the exchange rate from Japanese Yen to U.S. Dollars as of December 31, 2011 was used for the conversion.

(8)	Mr. Ryan’s post-employment compensation would consist of up to (a) nine months salary totaling $262,500, (b) healthcare related benefits of $17,461 and (c) tax gross ups on healthcare related benefits of $19,206.

Compensation Committee Interlocks and Insider Participation.

During fiscal year 2011, the members of the Compensation Committee have been, and currently are Mr. O’Neil and Mr. Molson. No member of the Compensation Committee was at anytime during fiscal year 2011 an officer or employee of the Company (or any of its subsidiaries), or was formerly an officer of the Company (or any of its subsidiaries). During fiscal year 2011, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company.

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2011 to each of our directors other than Mr. Kuyper, whose compensation is included in the Summary Compensation Table and discussed above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
Mortimer Berkowitz III(1)	—	—	—		—		—
John H. Foster(1)	—	—	—		—		—
Leslie H. Cross(5)	64,000	100,000	35,465	(3)	—		199,465
Rohit M. Desai(5)	6,000	—	37,598	(2)	—		43,598
James R. Glynn(5)	20,000	—	37,598	(2)	—		57,598
Stephen H. Hochschuler, M.D.(5)	—	—	27,540	(4)	193,000	(6)	220,540
Siri S. Marshall(5)	8,000	—	37,598	(2)	—		45,598
R. Ian Molson(5)	18,000	—	37,598	(2)	—		55,598
Stephen E. O’Neil(5)	25,000	—	37,598	(2)	—		62,598

(1)	Mr. Foster and Mr. Berkowitz were not paid any compensation for their service as a director during 2011 nor did they have any stock awards or options outstanding as of December 31, 2011.

(2)	Represents the grant date fair value of the stock options to purchase 25,000 shares of common stock awarded on July 27, 2011 to certain of our directors which were the only stock options granted to these directors in the fiscal year ended December 31, 2011. The assumptions and methodologies used to calculate these amounts are discussed in Notes 2 and 9 in the Notes to Financial Statements contained in our Annual Report. See also our discussion under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Use of Estimates—Stock-Based Compensation” in the Form 10-K.

(3)	Represents the grant date fair value of the stock options to purchase 25,000 shares of common stock awarded on March 25, 2011 to Mr. Cross. The assumptions and methodologies used to calculate these amounts are discussed in Notes 2 and 9 in the Notes to Financial Statements contained in our Annual Report. See also our discussion under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Use of Estimates—Stock-Based Compensation” in the Form 10-K.

(4)	Represents the grant date fair value of the stock options to purchase 25,000 shares of common stock awarded on November 8, 2011 to Dr. Hochschuler. The assumptions and methodologies used to calculate these amounts are discussed in Notes 2 and 9 in the Notes to Financial Statements contained in our Annual Report. See also our discussion under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Use of Estimates—Stock-Based Compensation” in the Form 10-K.

(5)	As of December 31, 2011, the following directors named in the table above had outstanding stock options to purchase the following number of shares: Mr. Cross, 25,000 shares, Mr. Desai, 62,500 shares; Mr. Glynn, 62,500 shares; Dr. Hochschuler, 225,000 shares; Ms. Marshall, 55,000 shares; Mr. Molson, 75,574 shares; and Mr. O’Neil, 55,000 shares. As of December 31, 2011, Mr. Cross had 34,965 outstanding stock awards.

(6)	All other compensation consists of consulting fees paid to Dr. Hochschuler (See “Certain Relationships and Related Transactions”).

Prior to April 20, 2011, the Board had approved the following compensation program for our independent directors in which (i) upon election to the Board, each independent director shall be granted nonqualified options to purchase 15,000 shares of our common stock; (ii) on the first business day following the annual meeting each year, each independent director that has served on the Board for at least six months prior to such date shall be granted nonqualified options to purchase 7,500 shares of our common stock; (iii) upon election to the Board, each independent director shall receive a cash payment of $10,000; (iv) each independent director shall receive a cash payment of $2,000 per meeting for attendance in person at Board meetings (and committee meetings); (v) each independent director shall receive a cash payment of $1,000 per meeting for attendance at telephonic Board meetings (and committee meetings); and (vi) each independent director shall receive an annual $10,000 cash payment for serving as Chairman of a Board committee (provided that such person was in attendance as Chairman for at least two-thirds of the meetings of such committee). The nonqualified options vest over a three-year period, and become vested immediately upon a change in control or a sale of substantially all of our assets. Each of our directors is reimbursed for expenses incurred in connection with attendance at the meetings of our Board and committees of the Board.

On April 20, 2011, the Board approved the following compensation program for our independent directors in which (i) upon election to the Board, each independent director shall be granted nonqualified options to purchase 25,000 shares of our common stock; (ii) on the first business day following the annual meeting each year, each independent director that has served on the Board for at least six months prior to such date shall be granted nonqualified options to purchase 25,000 shares of our common stock; (iii) upon election to the Board, each independent director shall receive a cash payment of $10,000; (iv) each independent director shall receive a cash payment of $2,000 per meeting for attendance in person at Board meetings (and committee meetings); (v) each independent director shall receive a cash payment of $1,000 per meeting for attendance at telephonic Board meetings (and committee meetings); and (vi) each independent director shall receive an annual $10,000 cash payment for serving as Chairman of a Board committee (provided that such person was in attendance as Chairman for at least two-thirds of the meetings of such committee). The nonqualified options vest over a three-year period, and become vested immediately upon a change in control or a sale of substantially all of our assets. Each of our directors is reimbursed for expenses incurred in connection with attendance at the meetings of our Board and committees of the Board.

On July 27, 2011, Messrs. Glynn, Desai, Molson, O’Neil and Ms. Marshall each received a nonqualified stock option grant of 25,000 shares of our common stock at an exercise price of $2.86 per share as consideration for their service on our Board pursuant to the above compensation program. The options vest over a three-year period, and become vested immediately upon a change in control or a sale of substantially all of our assets and expire ten years from the grant date.

On March 25, 2011, Mr. Cross was elected as a director to the Board. In connection with his election to the Board, Mr. Cross was given a cash payment of $10,000 and received a nonqualified stock option grant of 25,000 shares of our common stock at an exercise price of $2.62 per share as consideration for his service on our Board pursuant to the above compensation program. The options vest over a three-year period, and become vested immediately upon a change in control or a sale of substantially all of our assets and expire ten years from the grant date. On July 27, 2011, the Board elected Mr. Cross the non-executive Chairman of the Board of Directors. As compensation for Mr. Cross’ service as Chairman of the Board of Directors he was entitled to receive annual cash compensation of $100,000 and an annual grant of $100,000 of restricted stock, with the price per share determined on the date of issuance. In accordance with the preceding sentence, 34,965 shares were issued on July 27, 2011. The restricted stock vests over a three year period, provided that (i) Mr. Cross remains the Chairman of the Board of Directors and (ii) certain stock performance metrics are achieved.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	4,716,694	(2)	$3.31	864,959
Equity compensation plans not approved by Security holders	—		—	—

Total	4,716,694	(2)	$3.31	864,959

(1)	This plan consists of our Amended and Restated 2005 Employee, Director and Consultant Stock Plan.

(2)	Excludes 361,215 shares of restricted stock awards issued and unvested as of December 31, 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

R. Ian Molson (Chairman)

Stephen E. O’Neil

Rohit M. Desai

REPORT OF AUDIT COMMITTEE FOR THE YEAR ENDED DECEMBER 31, 2011

The Audit Committee of the Board, which consists entirely of directors who meet the independence and experience requirements of the rules promulgated by the Securities and Exchange Commission and The NASDAQ Stock Market, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in its charter adopted by the Board, which is available on our website at www.alphatecspine.com. This committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP. In fulfilling its responsibilities for the financial statements for fiscal year ended December 31, 2011, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with management and Ernst & Young LLP, our independent registered public accounting firm;

•

Discussed with Ernst & Young LLP the matters required to be discussed in accordance with Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP communications with the Audit Committee and the Audit Committee further discussed with Ernst & Young LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE:

James R. Glynn (Chairman)

R. Ian Molson

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis, except that one initial report of ownership was filed late by each of Leslie Cross and William Patrick Ryan and 16 reports, in the aggregate, of a change in beneficial ownership were filed late by each of the following: Messrs. or Ms. (as the case may be) Kuyper and Cross (each with three reports regarding three transactions); O’Neill, Garner and Molson (each with two reports regarding two transactions); Desai, Glynn, Marshall, and Hochschuler (each with one report regarding one transaction).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with our Officers, Directors and Principal Stockholders

For the year ended December 31, 2011, we incurred costs of $0.1 million related to reimbursement of travel and administrative expenses to Foster Management Company and HealthpointCapital, LLC., including for the reimbursement of Foster Management Company’s airplane. Foster Management Company is an entity owned by John H. Foster, a member of our Board. Based upon a competitive analysis of comparable leased aircraft, our Board determined that the hourly reimbursement rate is at or below market rates for the charter of similar aircraft.

In 2005, we and Alphatec Spine entered into an agreement with Dr. Stephen H. Hochschuler, who became one of our directors in October 2006, pursuant to which Dr. Hochschuler agreed to serve as the Chairman of our Scientific Advisory Board. Pursuant to the agreement we pay Dr. Hochschuler for attending Scientific Advisory Board meetings and he received equity compensation in connection with the agreement. In October 2006, we and Alphatec Spine entered into a Consulting Agreement with Dr. Hochschuler. Pursuant to the terms of the agreement, we agreed to appoint Dr. Hochschuler to our and Alphatec Spine’s Board of Directors until the next annual meeting of each of its stockholders or until his successor is duly appointed and qualified. Pursuant to the agreement, Dr. Hochschuler is required to provide advisory services to us related to the spinal implant industry and our research and development strategies. The agreement had an initial term of three years, and in October 2009 it automatically renewed for an additional year. In October 2011 the agreement was amended to remove the automatic renewal provision, and to reduce the amount of the consulting fees. In return for such consulting services, we paid Dr. Hochschuler cash and equity compensation in 2011. In 2011, we issued Dr. Hochschuler an option to purchase 25,000 shares of our common stock, and we paid an aggregate of $0.2 million to Dr. Hochschuler pursuant to the consulting agreement. The options vest in three tranches over three years.

We have has entered into indemnification agreements with certain of our directors. The indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law and to advance expenses incurred by them in connection with any proceeding against them with respect to which they may be entitled to indemnification by us. In addition, each of Scient’x and Surgiview has agreed to indemnify its officers and directors in connection with activities undertaken by such individuals on behalf of their respective companies. For the year ended December 31, 2011, the Company paid approximately $0.5 million in connection with the indemnification obligations of Scient’x and Surgiview, all of which was related to the Orthotec matter.

Related Party Transaction Policies

Our officers, directors and affiliates are required to obtain Audit Committee approval for any proposed related party transaction. In addition, our code of conduct requires that each director, officer and employee must do everything he or she reasonably can to avoid conflicts of interest or the appearance of conflicts of interest. The code of conduct states that a conflict of interest exists when an individual’s private interest interferes in any way with our interests and sets forth a list of broad categories of the types of transactions that must be reported to our compliance officer. Under the code of conduct, we reserve the right to determine when an actual or potential conflict of interest exists and then to take any action we deem appropriate to prevent the conflict of interest from occurring.

Director Independence

Our Board has determined that the following members of the Board qualify as independent directors under the current independence standards promulgated by the Securities and Exchange Commission and The NASDAQ Stock Market: R. Ian Molson, Stephen E. O’Neil, James R. Glynn, Rohit M. Desai and Siri S. Marshall.

PROPOSALS TO BE VOTED UPON BY STOCKHOLDERS

ELECTION OF DIRECTORS

(Notice Item 1)

On April 23, 2011, the Board of Directors nominated Leslie H. Cross, Mortimer Berkowitz III, John H. Foster, R. Ian Molson, Stephen E. O’Neil, James R. Glynn, Rohit M. Desai, Dirk Kuyper and Siri S. Marshall for election at the Annual Meeting. If they are elected, they will serve on our Board of Directors for a term of one year until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their earlier death or resignation.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Leslie H. Cross, Mortimer Berkowitz III, John H. Foster, R. Ian Molson, Stephen E. O’Neil, James R. Glynn, Rohit M. Desai, Dirk Kuyper and Siri S. Marshall. In the event that either nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his/her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted affirmatively or negatively at the Annual Meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF LESLIE H. CROSS, MORTIMER BERKOWITZ III, JOHN H. FOSTER, R. IAN MOLSON, STEPHEN E. O’NEIL, JAMES R. GLYNN, ROHIT M. DESAI, DIRK KUYPER AND SIRI S. MARSHALL AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY CARD.

INDEPENDENT PUBLIC ACCOUNTANTS

(Notice Item 2)

The Audit Committee has appointed Ernst & Young LLP, independent public accountants, to audit our financial statements for the fiscal year ending December 31, 2012. The Board of Directors proposes that the stockholders ratify this appointment. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2011. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the fiscal years ended December 31, 2011 and December 31, 2010, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees(1)	$1,292,631	$1,316,324
Audit-related Fees(2)	38,790	14,827
Tax fees(3)	15,000	45,000
Other(4)	—	170,000

Total	$1,346,421	$1,546,151

(1)	Audit Fees represent professional services provided in connection with the audit of our financial statements, review of our quarterly financial statements, and audit services in connection with other regulatory filings. The 2010 fees include review of our registration statements on Form S-3 and preparation of a comfort letter in connection with a public offering.

(2)	Audit-related Fees consist of fees for services provided in the indicated year for assurance and related services that are reasonably related to the performance of the audit or review of financial statements, but not listed as “Audit Fees.” The 2011 audit related fees were for accounting consultation. The total 2010 audit related fees were for due diligence, accounting consultations and other services provided in connection with our acquisition of Scient’x.

(3)	Tax fees in 2011 and 2010 represent professional services provided in connection with Section 382 tax compliance and post-acquisition tax structuring activities in connection with our acquisition of Scient’x.

(4)	Other fees in 2010 consist of fees provided in connection with a review of the Company’s standard costing process.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with Securities and Exchange Commission’s policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent public accountant. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent public accountant.

Prior to engagement of our independent public accountant for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1. Audit services include audit work performed in the review of financial statements, as well as work that generally only an independent public accountant can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by an independent public accountant, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by an independent public accountant’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories. We generally do not request such services from our independent public accountant.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires our independent public accountant and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent public accountant for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent public accountant. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of Ernst & Young LLP as our independent public accountants, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal at the Annual Meeting is required to ratify the appointment of the independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

Advisory Vote on Approval of Executive Compensation as Disclosed in this Proxy Statement

(Notice Item 3)

As required by Section 14A of the Securities Exchange Act, we are seeking your advisory vote of the compensation of our named executive officers as disclosed in the section of this proxy statement titled “Executive Officer and Director Compensation.” You are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative to this proxy statement is hereby approved.

The compensation of our named executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Board of Directors believes, promote the creation of long-term shareholder value and position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance based compensation and the terms of long-term incentive awards as well as the terms of executives’ employment agreements, are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and hence the compensation awarded to named executive officers under the current program, fulfills this objective.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

The affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal at the Annual Meeting is required to approve the compensation of our named executive officers set forth in this proxy statement. Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. Broker non-votes (as described under “Will My Shares be Voted if I Do Not Return My Proxy Card?”) are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SET FORTH IN THIS PROXY STATEMENT, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY CARD.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct that applies to all of our employees, including our Chairman and CEO, who is our principal executive officer, and Chief Financial Officer, who is our principal financial and accounting officer. The text of the code of conduct is posted on our website at www.alphatecspine.com under “Investor Relations—Corporate Governance,” and is available to stockholders without charge, upon request, in writing to the Secretary, Alphatec Holdings, Inc., at 5818 El Camino Real, Carlsbad, CA 92008. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of The NASDAQ Stock Market and the SEC, in which case we intend to post such amendments and waivers on our website at www.alphatecspine.com.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

To be considered for inclusion in the proxy statement relating to our 2013 annual meeting of stockholders, we must receive stockholder proposals (other than for director nominations) no later than January 21, 2013, which is 120 days prior to the date that is one year from this year’s mailing date of May 21, 2012. To be considered for presentation at the annual meeting of stockholders to be held in 2013, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in the proxy statement) must be received no later than April 6, 2013 or earlier than March 7, 2013. Proposals received after that date will not be voted on at the annual meeting. If a proposal is timely received, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Secretary, Alphatec Holdings, Inc., 5818 El Camino Real, Carlsbad, CA 92008.

Carlsbad, CA

April 27, 2012

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on the Internet at www.alphatecspine.com and is available in paper form to beneficial owners of our common stock without charge upon written request to Michael O’Neill, Chief Financial Officer, Vice President and Treasurer, Alphatec Holdings, Inc., 5818 El Camino Real, Carlsbad, CA 92008.

APPENDIX A

ALPHATEC HOLDINGS, INC.

5818 EL CAMINO REAL

CARLSBAD, CA 92008

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2012

ALPHATEC HOLDINGS, INC.’S BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated April 27, 2012, in connection with the annual meeting to be held at our corporate headquarters, which are located at 5818 El Camino Real, Carlsbad, CA 92008 at 2:00 p.m., Pacific Time, on Thursday, June 21, 2012, and hereby appoints Ebun S. Garner, Esq. and Michael O’Neill (each with full power to act alone), as the attorney and proxy of the undersigned, with power of substitution, to vote all shares of the Common Stock of Alphatec Holdings, Inc. registered in the name provided herein, which the undersigned is entitled to vote at the 2012 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxy is instructed to vote or act as follows on the proposals set forth in this Proxy.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS SIGNED AND RETURNED WITHOUT SPECIFIC DIRECTION, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR, AND FOR PROPOSALS 2 AND 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 and 3.

PROPOSAL 1	Election of the following nominees as directors of the Company to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified, or until their earlier death, resignation or removal

Nominees: Leslie H. Cross, Mortimer Berkowitz III, John H. Foster, R. Ian Molson, Stephen E. O’Neil, James R. Glynn, Rohit M. Desai, Dirk Kuyper, and Siri S. Marshall.

☐       FOR ALL NOMINEES

☐       WITHHELD FOR ALL NOMINEES

☐       FOR ALL NOMINEES, except vote withheld from the following nominee(s) (please list below):

PROPOSAL 2	Ratification of the selection of Ernst & Young, LLP, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012

	FOR ☐	AGAINST ☐	ABSTAIN ☐

A-1

PROPOSAL 3	Approve, on any advisory basis, the compensation of named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Please mark votes as in this example ☒

A-2

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. If you wish to vote in accordance with the recommendations of the Board of Directors, just sign below. You need not mark any boxes.

Please sign below. When signing as attorney or as an executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized official. If a partnership, please sign in partnership name by authorized person.

Date:
Signature

KINDLY SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE IF YOU ARE NOT PLANNING TO ATTEND THE ANNUAL MEETING. IF YOU DO ATTEND AND WISH TO VOTE PERSONALLY, YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED.

A-3